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                                                                  Exhibit 99.1

                             PITT-DES MOINES, INC.


               3400 Grand Avenue, Pittsburgh, Pennsylvania 15225
                       412-331-3000    FAX: 412-331-7403

Pitt-Des Moines, Inc. (PDM (R)) is a diversified engineering and construction company that also processes and distributes a broad range of carbon steel products. PDM has three business segments: the Engineered Construction Division, Steel Construction and Steel Service Centers. PDM has sales offices and plant facilities located primarily in the United States.


                                  NEWS RELEASE

 For further information, contact:  T. R. Lloyd, General Counsel and Secretary or R. A. Byers, Vice President Finance and Treasurer



             PITT-DES MOINES, INC. PLEADS NOT GUILTY TO INDICTMENT



PITTSBURGH, PA, September 17, 1996 -- Pitt-Des Moines, Inc. (AMEX: PDM) today reported that the Company entered a plea of not guilty to the two count misdemeanor indictment served on August 23, 1996 by the United States Department of Justice regarding the accident on November 3, 1993 at the U.S. Postal Service building site in Chicago.

The Company has demanded a jury trial at which it believes it will be found not guilty of the alleged violations of OSHA regulations regarding erection of the structural steel on the project.

Two workers, one of them a PDM employee, were killed in the accident and five others were injured. Our sympathies remain with the workers involved and their families.

PDM provides safe work sites for its employees and subcontractors. It has always been our policy to adhere to all OSHA and other regulations regarding workplace safety. We continue to maintain an on-going, aggressive safety program at all of our job sites.


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